UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012 (September 11, 2012)

MISONIX, INC.
(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1938 New Highway, Farmingdale, NY	11735
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (631) 694-9555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2012, the Employment Agreement, dated July 13, 2009, as amended (as so amended, the “2009 Agreement”), by and between Michael A. McManus, Jr. and MISONIX, INC. (the “Company”) expired pursuant to a timely notice of non-renewal delivered to the Company by Mr. McManus. Pursuant to the 2009 Agreement, Mr. McManus was employed by the Company as its President and Chief Executive Officer.

On September 11, 2012 the Company entered into a new Employment Agreement with Michael A. McManus, Jr., whereby he will continue to serve as the Company’s President and Chief Executive Officer (the “Agreement”). The Agreement, effective as of July 1, 2012, has an initial term expiring June 30, 2013 and renews for successive one-year periods thereafter unless terminated by either party not less than ninety (90) days prior to the end of the then-current term. The Agreement provides for an annual base salary of $283,250, and an annual bonus based on Mr. McManus’ achievement of annual goals and objectives as determined by the Compensation Committee of the Company’s Board of Directors.

Mr. McManus is entitled under the Agreement to participate in any plans and programs made available to the executive employees of the Company generally.

The Company can terminate the Agreement for cause (as defined in the Agreement). Mr. McManus can terminate the Agreement for good reason (as defined in the Agreement). If Mr. McManus terminates the Agreement for good reason, the Company must pay him an amount equal to two times his total compensation (annual base salary plus bonus) at the highest rate paid him at any time during the aggregate time he has been employed by the Company, payable in a lump sum within sixty days of termination of employment.

Mr. McManus is entitled to severance pay and benefits if he terminates his employment with the Company following a Change in Control (as defined in the Agreement), to provide him with an incentive to remain with the Company and consummate a strategic corporate sale or transaction that maximizes shareholder value. Severance pay and benefits are triggered upon (i) his Involuntary Termination without Cause (as defined in the Agreement) for a reason other than death or Disability (as defined in the Agreement) or (ii) as a result of a Constructive Termination (as defined in the Agreement) which in either case occurs: (x) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control, or (y) before the effective date of a Change in Control, but after the first date on which the Board of Directors and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control.

In the event that pay and benefits are triggered, Mr. McManus (A) is entitled to receive severance pay in an amount equal to two (2) times the sum of (a) his annual base pay and (b) bonus at the highest rate paid him for any fiscal year during the aggregate period of his employment by the Company, payable in cash in a lump sum; the payment of premiums for medical, dental, vision, hospitalization and long term care coverage under Company plans for a period of twenty-four (24) months; (B) has the right, for a period of (i) ninety (90) days for stock options granted under any of the Company’s Employee Stock Option Plans adopted prior to 2005 and (ii) two (2) years for stock options granted under the Company’s 2005 Employee Equity Incentive Plan, 2009 Employee Equity Incentive Plan and any Plan adopted after the effective date of the Agreement following his Termination Date (as defined in the Agreement), to exercise the options to the extent such options are otherwise vested and exercisable as of the Termination Date under the terms of the applicable stock option agreement(s) and plan(s); and (C) will vest in all unvested stock option grants with respect to options granted after July 1, 2012.

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Mr. McManus has also agreed in the Agreement to an eighteen month post-termination covenant not-to-compete, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The Company and Mr. McManus have entered into two letter agreements (the “Letter Agreements”) providing for the exercise of vested options by Mr. McManus (i) for a ninety (90) day period after his retirement with respect to stock options granted under certain of the Company’s stock option plans and (ii) for two (2) years after Mr. McManus terminates his employment with the Company in the event of a Change-in-Control (as defined in the applicable stock option plans) and he is eligible for the severance benefits provided for by the Agreement.

The foregoing description of the Agreement and the Letter Agreements are qualified in their entirety by reference to the provisions of the Agreement and the Letter Agreements attached to this report as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 Employment Agreement, dated September 11, 2012, by and between MISONIX, INC. and Michael A. McManus, Jr.

10.2 Letter Agreement, dated as of July 1, 2012, by and between MISONIX, INC. and Michael A. McManus, Jr.

10.3 Letter Agreement, dated as of July 1, 2012, by and between MISONIX, INC. and Michael A. McManus, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2012		MISONIX, INC.

	By:	/s/ Richard Zaremba
Richard Zaremba
Senior Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated September 11, 2012, by and between MISONIX, INC. and Michael A. McManus, Jr.

10.2	Letter Agreement, dated as of July 1, 2012, by and between MISONIX, INC. and Michael A. McManus, Jr.

10.3	Letter Agreement, dated as of July 1, 2012, by and between MISONIX, INC. and Michael A. McManus, Jr.

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